Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2023, relating to the financial statements of Quantum-Si Incorporated, appearing in the Annual Report on Form 10-K of Quantum-Si Incorporated for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

New York, New York
March 16, 2023